EXHIBIT 99

- --------------------------------------------------------------------------------

Healthcare/ General Healthcare Topics/ Medical Information Systems
- --------------------------------------------------------------------------------

MEDIWARE ACQUIRES DIVISION OF
CONTINENTAL HEALTHCARE

Source:  PR Newswire

NEW YORK, June 18/PRNewswire/via Individual Inc.--Mediware Information Systems, Inc. (Nasdaq: MEDW) acquired the assets and the UK subsidiary of the Pharmakon division of Continental Healthcare Systems, Inc. for approximately $10 million.

The purchase was financed by the private placement of approximately 1.7 million shares of Mediware common stock for $3.25 a share and the issuance of a note to the seller. Smith Barney, Inc. was placement agent for the common stock.

Pharmakon provides pharmacy management systems and service to approximately 250 hospitals in the US and another 180 in the UK, increasing Mediware's installed base to more than 800 systems in the US, Canada and Europe.

Les Dace, president and chief executive officer of Mediware, said the company will maintain Pharmakon's headquarters in Overland Park, KN and its UK sales, service and administrative offices.

"We will support and maintain the Pharmakon product line and build on its well-earned franchise," he added.

Mediware said its new Windows '95 client server clinical pharmacy product will be introduced to Mediware and Pharmakon customers later this year.

Mediware provides stand alone, UNIX-based, open system, clinical information systems for use in hospital blood banks, pharmacies, and surgical suites.

/CONTACT: Thomas Redington of Redington, Inc., for Mediware, 203-
222-7399, or 212-926-1733 (MEDW)

[06-18-96 at 14:23 EDT, PR Newswire]

This story is found in the following NewsPage topics:

         o        Pharmacy Benefits Management (Healthcare/U.S.
                  Distribution (Drugs & Supplies))

         o        Medical Information Systems (Healthcare/General
                  Healthcare Topics)